UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 22, 2015
Date of Report

Lion Consulting Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54905	99-0373067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Albulastrasse 55 Zurich Switzerland	V8 8048
(Address of principal executive offices)	(Zip Code)

+41 44 512 51 00
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2015, Patrick Meier, our sole officer and director, resigned from all of his positions as an officer of our company.  These resignations did not arise from, and was not a result of, any disagreement that he had with our independent accountants, our counsel or our operations, policies or practices.  Mr. Meier remains as our sole director.

On May 22, 2015, our sole director appointed Gergely Tóth to act as our Chief Executive Officer.  Dr. Tóth received his MSc in Chemistry at the University of Szeged and later his PhD from the Department of Biomedical Sciences at Creighton University in 2001.  He was a post-doctoral fellow at the Department of Molecular Biology at the University of California at Berkeley between 2001 and 2002.  Dr. Tóth is a graduate of the Global BioExecutive program of the BioExecutive Institute (University of California, Berkeley, Haas School of Business; 2005).  Dr. Tóth also received an Executive MBA from the University of Cambridge (UK) in 2012.

Dr. Tóth is the founder and CEO of Gardedam Therapeutics (California, USA, 2009), an early state biopharmaceutical company focusing on novel drug discovery research for Parkinson’s and Alzheimer’s disease. Dr. Tóth is also affiliated with the University of Cambridge in the UK, (Department of Clinical Neurosciences, Wolfson Brain Imaging Centre) since 2009, where he has been an Investigator in the NIHR Biomedical Research Unit on Dementia and of the Neurodegenerative Disease Initiative on AD funded by the Wellcome Trust and Medical Research Council.  In addition, Dr. Tóth heads the Neurodegenerative Disease Drug Discovery research group since 2014 at the Academy of Sciences of Hungary in Budapest. Dr. Tóth’s research interests are the biophysical/structural biology aspects and therapeutic targeting of proteins that misfold and lose their native functions and/or gain toxic functions implicated in neurodegenerative diseases.  Dr. Tóth is also a visiting lecturer in the Business of Biotechnology at the School of Pharmacy at the University College London.

Previously, Dr. Tóth was at Protein Mechanics (California, Mountain View) (later Locus Pharmaceuticals) where he was the Director of Computer Aided Drug Discovery Group between 2002-2005.  Here he was a key contributor to leading both research and business development efforts and to selling Protein Mechanics to Locus Pharmaceuticals in 2004. From 2005-2009, Dr. Tóth was at Elan Pharmaceuticals (California, South San Francisco) in various roles mostly in drug discovery research for Parkinson’s and Alzheimer’s diseases.  Dr. Tóth has been a strategic scientific consultant at Elan Pharmaceuticals between 2009-2013.  Dr. Tóth published over 35 peer reviewed articles and patents on the topics of life sciences, drug discovery and the business of biotechnology, and he actively presents in various  international conferences.

On May 22, 2015, our sole director appointed Thomas Roger Sawyer to act as our Chief Operations Officer.  Dr. Sawyer completed his doctorate in biological sciences at the University of Glasgow in 2000 and quickly moved into the corporate world, starting the information technology companies Weather2 Limited and Advance Weather Applications for which he served in the role of Chief Technology Officer. While helping to build and grow these companies, he also began consulting for clients in the logistics industry, providing strategy, technical architecture and business process consultancy for companies including Global Freight Solutions and Nightline. Dr. Sawyer completed an Executive MBA at the University of Cambridge, graduating in 2012, specializing in corporate finance and management science and completed his thesis on the use of data for predictive analytical tools in industry. It was from Cambridge that he was recruited to work for private equity investors providing advice on project due diligence, appraisal, corporate structuring and economic valuation of minerals assets in southern and eastern Africa. After completing the due diligence work on assets and carrying out the initial corporate structuring he was appointed CEO of East African Gold plc, a gold exploration company headquartered in Mauritius and with extensive exploration licenses in the east African country of Uganda, in late 2011.

Under his leadership the company successfully raised capital in excess of USD $4 million and carried out extensive exploration activities in a large area in a remote region of the country, with up to 100 employees and wide-reaching operations capabilities. Dr. Sawyer has extensive experience of starting and structuring companies, raising capital, IPOs, mergers, setting up joint ventures and corporate strategy. His background in research science allows him to incorporate the technical aspects of the development of projects with his experience in management and corporate finance, allowing this to be built into the overall business strategy and direction, and he has been a speaker at international conferences. Dr. Sawyer has board experience in a number of industries; for Weather2 and Advanced Weather Applications in the area of information technology and business intelligence; Capro Ltd, an investment advisory and consultancy company specializing in consultancy and direct investment in growing businesses, and, in the extractive industry as Director of each of the East African Gold group companies, East African Mining, (Uganda) East African Gold Ltd (Mauritius) and East African Gold plc (Jersey). He brings to the company his abilities in strategic planning, operations management, analytical modeling and the ability to raise capital to fund growth.

Dr. Sawyer is currently a director of Silverton Energy, Inc. Other than this company, he is not a director of any company that is required to file reports under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LION CONSULTING GROUP, INC.
Date: July 15, 2015	By: /s/ Thomas Roger Sawyer Name: Thomas Roger Sawyer Title: Chief Operating Officer